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Exhibit 99.1

VOTING TRUST AGREEMENT

        THIS VOTING TRUST AGREEMENT (this "Agreement"), is entered into as of January 30, 2002, by and among Richard Wray, Julie P. Wray, Newcrest Capital, Inc., a Nevada Corporation, David Fann, Daryl Idler, Cambranch Capital, Inc., a Nevada Corporation, Michael Dodak and Steve Mortensen ("Shareholders" and also "Certificate Holders") and Richard Wray, David Fann, Michael Dodak and Daryl Idler (individually, "Trustee" or collectively as "Trustees").

RECITALS

        A.    WHEREAS, each Shareholder owns the number of shares of issued and outstanding voting common stock of Global Access Corp., a corporation organized and existing under the laws of the State of Nevada (the "Corporation") set opposite their respective signatures hereto;

        B.    WHEREAS, the Corporation is authorized to issue 50,000,000 shares of voting common stock, each with a par value of one tenth of one cent ($0.001) (hereinafter "Shares"); and

        C.    WHEREAS, the Shareholders desire to maintain the continuity and stability of the policy and management of the Corporation;

        D.    WHEREAS, in order to secure the continuity and stability in the management of the Corporation, the Shareholders deem it advisable to vest their voting rights in the Voting Trustee; and

        E.    WHEREAS, in furtherance of such purposes, with respect to the voting powers vested in them as Shareholders, the Shareholders desire to unite said voting power and to assign, transfer and vest such voting power in the Trustees;

        F.    WHEREAS, the Trustees hereby consents to act under this Agreement for the purposes hereinafter provided; and

        G.    WHEREAS, the Shareholders desire to enter into this Agreement, prepared in accordance with Nevada Revised Statutes §78.365.

        NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises and covenants contained herein, it is hereby agreed as follows:

        1.    Transfer to Trustees

          A.    Simultaneously with the execution of this Agreement, the Shareholders shall take all necessary steps to deposit with the transfer agent of the Corporation all certificates representing their Shares. Each such certificate shall be endorsed in blank, or accompanied by such instruments of transfer as will enable the Corporation's transfer agent to transfer each such certificate as may be required herein.

          B.    Upon receipt by the transfer agent of Share certificates, the certificates shall be transferred into the name of "Richard Wray, David Fann, Daryl C. Idler, Jr. and Michael Dodak, Trustees of the January 31, 2002 Voting Trust." The Trustees, in exchange for said stock certificates, shall cause one or more voting trust certificates (hereinafter "Certificates") representing the aggregate number of Shares so deposited to be issued and delivered to each Shareholder depositing stock certificates hereunder. The Certificates shall be in the form set forth in Exhibit "A" annexed hereto.

          C.    The Corporation's transfer agent shall place the following legend on all stock certificates held hereunder:

            "This certificate is held subject to a certain Voting Trust Agreement, dated January 31, 2002, a copy of which is on file with the Corporation."

        2.    Maintenance and Replacement of Voting Trust Certificates

          A.    The Trustees shall keep and maintain appropriate records and books of the Certificates and determine the place at which the same are to be kept.

          B.    If any Certificates become mutilated, lost, stolen or destroyed, the Trustees, under such conditions as to indemnity or otherwise as they, in their sole discretion, may prescribe, may provide for the issuance of new Certificates in lieu of and in exchange for such mutilated, lost, stolen or destroyed Certificates.

        3.    Powers and Duties of Voting Trustee

          A.    While this Agreement remains in effect the Trustees, in their unrestricted discretion, in person or by their respective proxy, shall have the full and unqualified right and power to vote the Shares held hereunder, to waive notice of meetings, and to otherwise act with respect of any and all such Shares. No other person shall have any voting rights in respect of any such Shares so long as this Agreement remains in effect and such Shares are registered in the name of the Trustees on the books of the Corporation.

          B.    Each Shareholder shall be entitled to receive payments from the Trustees equal to the cash dividends received by the Trustees on the Shares deposited by such Shareholder. If dividends are declared in voting stock of the Corporation, the Trustees shall retain such stock, which shall be deemed to have been deposited under the terms of this Agreement, provided that the Trustees shall notify each Shareholder of the declaration of such dividends. Stock dividends declared in stock without voting power shall be assigned immediately to the Shareholders by the Trustees.

          C.    The Trustees shall keep a record of all proceedings and may adopt such rules of procedure as may be necessary to manage the trust. The Trustees may employ counsel and such agents as they may deem desirable, may remove them at pleasure, and may fix the powers, duties and compensation of such agents and attorneys.

          D.    The Trustees shall serve without compensation as trustee, but the Trustees may, in their individual capacity, serve as a director, officer or agent of the Corporation, or any subsidiary, controlled or affiliated entity, and receive compensation therefor. The Trustees may, as an individual and for their own account, (i) purchase or sell Certificates and any securities of the Corporation or any subsidiary, controlled or affiliated entity, (ii) purchase any property owned by the corporation or any subsidiary, controlled or affiliated entity, and/or (iii) be interested in any such purchase or sale, and no such act of any Trustee shall be rendered invalid because of any such interest. No contract or other transaction between the Corporation or any subsidiary, controlled or affiliated entity, and a Trustee, or a firm or corporation wherein a Trustee may be interested, shall be rendered invalid because the Trustee is a contracting party, or because of such interest in such firm or other Corporation. The Trustees are hereby relieved of any liability that might otherwise exist by reason of the making of any contract or participation in any other transaction wherein the Trustees, or any firm or corporation in which a Trustee may be interested, is involved.

          E.    The Trustees shall act in person, except that (i) they may act by a signed written instrument or by telegram, cablegram or radiogram, and (ii) at any meeting of the shareholders of the Corporation, the may not by proxy.

          F.    In the event the Trustees shall receive any stock certificate or certificates as a distribution upon the Shares held hereunder or as a split-up or combination of the Shares held hereunder, they shall hold such additional certificate or certificates subject to the terms of this Agreement, ratably for the benefit of the respective registered holders of the Certificates.

          G.    The Trustees shall exercise the powers and perform the duties required hereunder according to their best judgement, in the best interests of the Corporation and its shareholders.

          H.    The Trustees shall not incur any responsibility as a shareholder, trustee or otherwise, for any mistake, act, or omission of any agent or attorney or by reason of any action of any kind taken or omitted, except for gross negligence. The Trustees shall not be required to give a bond or security for the discharge of her duties hereunder.

          I.    Notwithstanding any provision to the contrary contained herein, in the certificate of incorporation (or any amendments thereto) or the by-laws of the Corporation, the Trustees shall not, during the term of this Agreement; vote the Shares held hereunder to liquidate the Corporation, nor sell, encumber, or transfer in any way said Shares.

        4.    Trustees

          A.    There shall be four (4) Trustees authorized under this Agreement. The Trustees shall be Richard Wray, David Fann, Daryl Idler and Michael Dodak.

          B.    Each Trustee shall have a single vote for purposes of voting the Shares held pursuant to this Agreement. A majority vote of the four (4) Trustees shall vote the Shares held pursuant to this Agreement for all purposes.

          C.    In the event the Trustees vote the Shares held pursuant to this Agreement such that a majority cannot be determined (i.e. in the event of a deadlocked vote), the Trustees shall nominate one of its members voting for each position to represent all Trustees. These two (2) representatives shall then nominate a third person, that may not be a Trustee under this Agreement, to break the deadlocked vote of the Trustees. A vote of the Trustees decided under this method shall be binding and conclusive as a vote of the Trustees.

          D.    For purposes of voting for directors of the Corporation, each Trustees, individually, shall have the ability to nominate himself as a member of the Corporation's Board of Directors. The Trustees agree that they will support the nomination of such directors by voting the Shares in favor of the directors named by the individual Trustees.

        5.    Termination of Voting Trust Agreement

          A.    This Agreement shall terminate upon the following events; (i) August 1, 2002, or (ii) the death or incapacity of a Stockholder, or (iii) the unanimous consent of all Trustees hereto, whichever occurs first.

          B.    Upon termination of this Agreement and surrender of all Certificate(s), the Trustees shall cause to be delivered to the holders of each Certificate(s), a Share certificate(s) evidencing stock ownership in the Corporation in an amount equal to the number of Shares represented by the Certificate(s) in accordance with Exhibit B.

          C.    Notice of termination of this Agreement, if such termination is prior to the expiration of the three-year period set forth in subparagraph A above, shall be given to the holders of the Certificates promptly after such termination.

          D.    Notwithstanding the termination of this Agreement, the Trustees shall thereafter have the power to take such further or other action as they may deem necessary or desirable to conclude the duties imposed upon them under this Agreement, provided, however, that after the termination of this Agreement, they shall have no authority to vote any Shares deposited hereunder.

        6.    Notice to Holders of Certificates

        All notices to any holder of a Certificate shall be given by postage prepaid certified mail, return receipt requested, addressed to such holder the address set forth first above or such other address as may be furnished, in writing, by such holder to the Trustees, and any notice when so mailed shall be considered as served on the holder to whom mailed.

        7.    Merger; Consolidation

        In case the Corporation is merged into or consolidated with another corporation, the term "Corporation" for all purposes of this Agreement shall mean such successor corporation. The Trustees shall receive and hold under this Agreement any shares having general voting power of such successor corporation received on account of the shares held hereunder prior to the time of such merger or consolidation. In case the Shares are reclassified, the Trustees shall receive and hold under this Agreement any Shares having general voting power of the Corporation received on account of the Shares held hereunder prior to the time of such reclassification. In the event of any merger, consolidation and/or reclassification of Shares, the Trustees may, in their sole discretion, substitute for the Certificates, new Certificates.

        8.    Filing of Voting Trust Agreement

        A duplicate copy of this Voting Trust Agreement shall be filed in the principal office of the Corporation in California.

        9.    Miscellaneous

          A.    The Trustees accept the trust hereunder and agrees to perform the same upon the terms and conditions hereof.

          B.    This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together constitute one and the same instrument.

          C.    Whenever necessary, the Trustees may issue Certificates for fractional shares of stock.

          D.    The validity of this Agreement, or any part hereof, and of the Certificates, and the interpretation of all provisions hereof, shall be governed by the laws of Nevada.

        10.  Severability

        If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and, to that extent the provisions of this Agreement are intended to be, and shall be deemed severable.

        11.  Subsequent Transfer

        The beneficial interest in any Shares deposited hereunder may be transferred by a separate instrument of assignment, which shall refer to the provisions of this Agreement. Upon delivery of a copy of such assignment to he Trustees, the assignee shall be deemed the beneficial owner of such Shares for all purposes of this Agreement.

        12.  Effectiveness of this Agreement

        This Agreement shall bind and benefit the parties hereto and the heirs, administrators, executors, successors and assigns of the parties hereto. All Certificates issued hereunder shall be issued, received and held subject to the terms and provisions of this Agreement. Every person and entity entitled to receive Certificates representing Shares of stock, and their transferees, assigns, and the personal representatives of their estates, upon accepting said Voting Trust Certificates, shall be bound by the terms and provisions of this Agreement.

        IN WITNESS WHEREOF, the parties hereto set therein and and seal hereto the day and date first above written.

THE CERTIFICATE HOLDERS

Signatures		No. Shares Deposited
/s/ RICHARD WRAY
Richard Wray		200,000

/s/ JULIE P. WRAY
Julie P. Wray		100,000

Newcrest Management, Inc.		1,897,750

By:	/s/ JULIE P. WRAY Julie P. Wray, its President

Cambranch Capital, Inc.		1,373,750

By:	/s/ DARYL IDLER, JR. Daryle Idler, its President

/s/ DARYL IDLER, JR. Daryle Idler		360,000

/s/ DAVID FANN David Fann		1,781,750

/s/ MICHAEL DODAK Michael Dodak		2,208,750

/s/ STEVE MORTENSEN Steve Mortensen		1,562,666

THE TRUSTEES

/s/ RICHARD WRAY Richard Wray

/s/ DAVID FANN David Fann

/s/ DARYL IDLER Daryl Idler

/s/ MICHAEL DODAK Michael Dodak

EXHIBIT A
To Voting Trust

        No.                                 For                                 Shares

VOTING TRUST CERTIFICATE

        THIS CERTIFIES THAT [Shareholder] is the registered holder of [number] shares of a VOTING TRUST OF Global Axcess Corp., representing        percent (      %) of the issued and outstanding shares of the voting stock of said corporation, transferable on the books of the Voting Trust hereof, by the holder hereof in person or by attorney upon the surrender of this certificate properly endorsed.

        The transfer hereof is subject to and limited by the terms and conditions of a Voting Trust Agreement executed by                         , which Agreement, dated January 31, 2002, may be examined at the offices of the Corporation.

        IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be issued and signed by him this January 30, 2002.

        TRUSTEES

Richard Wray

David Fann

Daryl Idler

Michael Dodak

Exhibit B to Voting Trust

Instructions to Transfer Agent

[To be provided post closing.]

QuickLinks

VOTING TRUST AGREEMENT
RECITALS
EXHIBIT A To Voting Trust
VOTING TRUST CERTIFICATE
Exhibit B to Voting Trust Instructions to Transfer Agent